UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2012

Lions Gate Entertainment Corp.

(Exact name of registrant as specified in charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A

(Address of principal executive offices)1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

(Registrant’s telephone number, including area code) (877) 848-3866

__________________NO CHANGE__________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 5, 2012, Lions Gate Films, Inc. (“LGF”), a wholly-owned subsidiary of Lions Gate Entertainment Corp. (the “Company”), entered into an employment agreement (the “Agreement”) with Steve Beeks, the Company's President and Co-Chief Operating Officer. Under the Agreement, Mr. Beeks shall serve as the Company's Co-Chief Operating Officer and President, Motion Picture Group, commencing April 2, 2012. Until April 2, 2012, the employment agreement dated March 28, 2007, as amended on December 15, 2008 and February 6, 2009, between LGF and Mr. Beeks (the “Prior Agreement”) will govern the terms and conditions of Mr. Beeks' employment.

Pursuant to the Agreement, Mr. Beeks will receive an annual base salary of $900,000, and was granted (i) 50,000 time-vesting restricted share units, vesting in three equal annual installments beginning March 5, 2013, (ii) 150,000 performance-vesting restricted share units (vesting in three annual installments, subject to an assessment of Mr. Beeks' performance over the twelve month period ending on each vesting date, based on such Company and/or individual performance criteria determined by the Company's Compensation Committee in consultation with the Company's Chief Executive Officer), with the first grant eligible to vest on March 5, 2013, the second on March 5, 2014, and the third on March 5, 2015, (iii) 125,000 time-vesting options to purchase shares of the Company's common stock, vesting in three equal annual installments beginning March 5, 2013, and (iv) 375,000 performance-vesting options to purchase shares of the Company's common stock (vesting in three annual installments, subject to an assessment of Mr. Beeks' performance over the twelve month period ending on each vesting date, based on such Company and/or individual performance criteria determined by the Company's Compensation Committee in consultation with the Company's Chief Executive Officer), with the first grant eligible to vest on March 5, 2013, the second on March 5, 2014, and the third on March 5, 2015. Mr. Beeks is also entitled to a targeted annual performance bonus of 50% of base salary, at the full discretion of the Company's Compensation Committee, in consultation with the Company's Chief Executive Officer.

Additionally, in the event Mr. Beeks' employment is terminated during the employment term by the Company without cause (as defined in the Agreement), Mr. Beeks will be entitled to severance payment equal to 50% of the present value of his base salary for the remainder of the term of the Agreement, but in no event less than the greater of either twelve months' base salary or the amount Mr. Beeks would receive under the Company's severance policy for non-contract employees that is in effect at the time of termination. In addition, the next eligible time-vesting restricted share units and time-vesting options granted to Mr. Beeks pursuant to the Agreement will become fully vested, to the extent then outstanding and not otherwise vested. Moreover, in the event Mr. Beeks' employment is terminated by the Company without cause within six (6) months of the date of a change in control (as defined in the Agreement), Mr. Beeks would be entitled to severance pay equal to 100% of his base salary under the Agreement paid out over the remainder of the term and subject to mitigation (unless such termination occurs during the final year of the term, in which case the severance payment shall be twelve months' base salary paid in one lump sum) and any restricted share units and options granted to Mr. Beeks pursuant to the Agreement will become fully vested, to the extent then outstanding and not otherwise vested. Also, in the event Mr. Beeks' employment is terminated during the employment term due to his death, restricted share units and options granted to Mr. Beeks pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

On March 9, 2012, the Company issued a press release announcing the above-detailed transaction. The press release issued by in connection with the announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No. _________	Description __________
99.1	Press Release dated March 9, 2012

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2012
LIONS GATE ENTERTAINMENT CORP.
(Registrant)

By: /s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel and EVP, Corporate Operations